PRESS RELEASE

Blue Bird's Gurminder Bedi Steps Down from Board of Directors After Long Tenure

MACON, Ga. (June 28, 2024) – Blue Bird Corporation (Nasdaq: BLBD), the leader in electric and low-emission school buses, announced today that Gurminder Bedi has resigned from its board of directors, effective June 26, 2024, following a nine-year tenure.

Bedi joined the company’s board in 2015 as an independent director after a 30-year career with Ford Motor Company. At Ford, he served as the vice president of the North American Truck business and was responsible for vehicle development and business strategy. He also held other senior management positions, including president of Ford Argentina and Brazil, head of North American Quality and a variety of other leadership roles in product development, manufacturing and strategy.

“We are grateful to Gurminder Bedi for his exceptional service to Blue Bird. Over nearly a decade, Gurminder drew from his in-depth knowledge of the automotive industry and financial expertise to contribute to Blue Bird’s continued leadership in student transportation,” said Phil Horlock, CEO of Blue Bird Corporation. “We will miss Gurminder and wish him success in his future endeavors.”

“I thank Blue Bird and my fellow board members for the constructive collaboration and friendship over the years,” said Gurminder Bedi. “Blue Bird is a great company and a leader in the school bus industry, and I am looking forward to watching its continued success.”

About Blue Bird Corporation
Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. School buses carry the most precious cargo in the world – 25 million children twice a day – making them the most trusted mode of student transportation. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com.

Investor Contact
Mark Benfield
Blue Bird Corporation
T: +1.478.822.2315
E: Mark.Benfield@blue-bird.com